EXHIBIT (e)(2)

EATON VANCE GROWTH TRUST

AMENDMENT TO AMENDED AND RESTATED DISTRIBUTION AGREEMENT

AMENDMENT to the Amended and Restated Distribution Agreement dated August 9, 2010 between EATON VANCE GROWTH TRUST (the “Trust”) and EATON VANCE DISTRIBUTORS, INC. (the “Principal Underwriter”) (the “Agreement”).

The Agreement is hereby amended by adding the following to Paragraph 8:

“(c)  The Principal Underwriter represents that it has implemented an anti-money laundering program consistent with the requirements of the USA Patriot Act and all relevant regulations promulgated thereunder (the “Patriot Act”) and represents that it has taken or shall take appropriate steps to establish and document the identity of customer when the customer applies to invest in a Fund.  The Principal Underwriter further agrees to retain all related documentation in accordance with the Funds’ Records Management Policy and make such documentation available to a court or other administrative or regulatory body with competent jurisdiction if compelled to do so by applicable law, administrative action or regulation.  The Principal Underwriter will provide the information described above upon reasonable request and shall certify to the Funds that the Principal Underwriter continues to satisfy the Funds’ customer identification responsibilities in the manner contemplated by the Patriot Act.”

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on this 23rd day of April, 2012.

EATON VANCE GROWTH TRUST

By:

/s/ Duncan W. Richardson

President

EATON VANCE DISTRIBUTORS, INC.

By:

/s/ Frederick S. Marius

Vice President